Exhibit 99.1

Proficient Auto Logistics Sets Date to Report Third Quarter 2026 Financial Results; Announces Participation in Stephens Annual Investment Conference

JACKSONVILLE, FLORIDA – October 5, 2026 – Proficient Auto Logistics, Inc. (NASDAQ: PAL) (the “Company”) today announced that it will host an investor conference call at 5:00 p.m. EST on Thursday, November 12, 2026, to discuss its operating and financial results for the three months ended September 30, 2026. A press release disclosing those results will be issued at approximately 4:00 p.m. EST on that day. Investors are invited to join the conference call by registering through this link: https://register-conf.media-server.com/register/BIc2da8649a37c46c49f861e957053685f, once registered, you will receive a dial-in and a unique pin to join the conference. You may also join the listen-only Webcast via https://edge.media-server.com/mmc/p/fjiisait.

The Company also announced that Amy Rice, President and Chief Operating Officer, and Brad Wright, Chief Financial Officer will attend the Stephens Annual Investment Conference on November 18, 2026. The materials used during the meetings will be posted to the Company’s website that day at proficientautologistics.com under “Investor Relations”.

About Proficient Auto Logistics

Headquartered in Jacksonville, Florida, Proficient Auto Logistics (NASDAQ: PAL) is the leading specialized freight company focused on providing auto transportation and logistics services. Through the combination of nine industry-leading operating companies, including four since IPO debut May 2024, PAL operates the largest auto transportation fleet in North America, offering a broad range of services primarily focused on transporting finished vehicles from automotive production facilities, marine ports of entry, and regional rail yards to auto dealerships around North America. For more information, visit www.proficientautologistics.com.

Investor Relations:

Brad Wright

Chief Financial Officer and Secretary

Phone: 904-506-4317

email: Investor.relations@proautologistics.com